                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112367

     Prospectus Supplement to the Prospectus dated February 6, 2004 and the

            Prospectus Supplement dated February 6, 2004 -- No. 439

                                  $90,000,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B
                            ------------------------

The notes being purchased have the following terms:

PRINCIPAL AMOUNT: $90,000,000

STATED MATURITY: October 12, 2007

SPECIFIED CURRENCY: U.S. dollars

    - principal: U.S. dollars
    - interest: U.S. dollars
    - exchange rate agent: not applicable

ORIGINAL ISSUE DATE: October 12, 2004

ORIGINAL ISSUE PRICE: 100%

NET PROCEEDS TO GOLDMAN SACHS: 99.750%

ORIGINAL ISSUE DISCOUNT NOTES: no

    - total amount of OID:
    - yield to maturity:
    - initial accrual period OID:

FORM OF NOTES:

    - master global form only: yes
    - non-global form available: no

REDEMPTION AND REPAYMENT: not applicable

    - redemption commencement date:
    - repayment date(s):
    - redemption or repayment price(s):

IF INTEREST RATE IS FIXED: not applicable

    - annual rate:
    - interest payment date:
    - regular record date:

DEFEASANCE APPLIES AS FOLLOWS: not applicable

    - full defeasance -- i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
    - covenant defeasance -- i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

IF INTEREST RATE IS FLOATING: YES

    - base rate: weighted average of weekly TBMA Municipal Swap Index

      - commercial paper rate:
      - prime rate:
      - LIBOR:
        - Moneyline Telerate LIBOR page:
        - Reuters screen LIBOR page:
        - index currency:
      - EURIBOR:
      - treasury rate:
      - CMT rate:
        - Moneyline Telerate page 7051:
        - Moneyline Telerate page 7052 (weekly/monthly):
        - CMT index maturity (if not two years):
      - CD rate:
      - federal funds rate:
      - 11th district rate:

    - index maturity: one week
    - spread: +89.5 basis points
    - spread multiplier: none
    - initial base rate: TBMA Municipal Swap Index in effect on October 7, 2004
    - maximum rate: none
    - minimum rate: none
    - denomination: $2,000 and integral multiples of $1,000 thereafter
    - interest reset dates: weekly -- on every Thursday
    - interest payment dates: monthly -- on the 12th day of each month, commencing on November 12, 2004. Interest payable on a particular interest payment date will be calculated on the basis of the actual number of days in respect of which payment is being made divided by the number of days from, and including, the preceding interest payment date (or October 12, 2004 in the case of the first interest payment date) to, but excluding, the relevant interest payment date
    - interest determination date: one business day prior to the applicable interest payment date
    - calculation agent: Goldman, Sachs & Co.

                            ------------------------

    The information above, if any, about the original issue date, original issue price, net proceeds and original issue discount relates only to the initial sale of the notes. If the notes are sold in a market-making transaction after their initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the accompanying prospectus dated February 6, 2004 and prospectus supplement dated February 6, 2004 for additional information about the notes being purchased.
                            ------------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the notes after their initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.



                          GOLDMAN, SACHS & CO.

SIEBERT CAPITAL MARKETS                         THE WILLIAMS CAPITAL GROUP, L.P.

                            ------------------------

                Prospectus Supplement dated September 29, 2004.

                                   THE INDEX

     We have derived all information regarding the index contained in this prospectus supplement, including its make-up, method of calculation and changes in its components, from publicly available information without independent verification. The index sponsor owns the copyright and all rights to the index. The index sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of the index sponsor discontinuing or modifying the index are described below. We do not make any representation that the publicly available information about the index is accurate or complete. The index is determined, comprised and calculated by the index sponsor without regard to the offered notes. Neither we nor any of our affiliates accept any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in the index.

                           TBMA MUNICIPAL SWAP INDEX

     The Bond Market Association Municipal Swap Index, or "TBMA Municipal Swap Index", is a 7-day high-grade market index comprised of tax-exempt variable rate demand obligations, or "VRDOs", included in the database maintained by Municipal Market Data. The index is based upon weekly yield evaluations at par of tax-exempt state and local government bonds, utilizing criteria established by The Bond Market Association.

                  DISCONTINUANCE OR MODIFICATION OF THE INDEX

     If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

     If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on an interest determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the applicable interest payment date and on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

     If the calculation agent determines that the index, the VRDOs comprising the index or the method of calculating the index is changed at any time in any respect -- including any addition, deletion or substitution and any reweighting or rebalancing of the VRDOs comprising the index and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the VRDOs comprising the index or their issuers or is due to any other reason -- then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as the calculation agent believes are appropriate to ensure that the final index level used to determine the amount payable on the stated maturity date is equitable.

     All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error. The calculation agent is not obligated to make any such adjustments.

     Each of Goldman, Sachs & Co., The Goldman Sachs Group, Inc. and the underwriters acknowledges and agrees that the notes are not sponsored, endorsed, or promoted by The Bond Market Association, which is the sponsor of the TBMA Municipal Swap Index. The index sponsor makes no representation whatsoever, whether express or implied, and hereby expressly disclaims all warranties (including, without limitation, those of merchantability or fitness for a particular purpose or use), with respect to the index or any data included therein or relating thereto, and in particular disclaims any warranty either as to the quality, accuracy and/or completeness of the index or any data included therein, the results obtained from the use of the index and/or the composition of the index at any particular time on any particular date or otherwise. The index sponsor shall not be liable (whether in negligence or otherwise) to the parties or any other person for any error in the index, and the index sponsor is under no obligation to advise the parties or any person of any error therein. The index sponsor makes no representation whatsoever, whether express or implied, as to the advisability of purchasing or selling the notes, the ability of the index to track relevant markets' performances, or otherwise relating to the index or any transaction or product with respect thereto, or of assuming any risks in connection therewith. The index sponsor has no obligation to take the needs of any party into consideration in determining, composing or calculating the index. No party purchasing or selling the notes shall have any liability to any party for any act or failure to act by the index sponsor in connection with the determination, adjustment or maintenance of the index. Each party acknowledges that the other party or one of its affiliates may be, or may be affiliated with, the index sponsor and, as such, may be able to affect or influence the determination, adjustment or maintenance of the index.

                             UNITED STATES TAXATION

     Investors should read carefully the description of material United States federal income tax consequences of owning the debt securities under "United States Taxation" in the accompanying prospectus supplement and the accompanying prospectus. It is the opinion of Sullivan & Cromwell LLP, United States tax counsel to The Goldman Sachs Group, Inc., that the notes will be treated as variable rate notes under the rules described under "United States
Taxation -- Taxation of Debt Securities -- United States Holders -- Original Issue Discount -- Variable Rate Debt Securities" in the accompanying prospectus. Interest on the notes will be subject to tax under those rules even though the interest rate is dependent on the TBMA Municipal Swap Index.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into a terms agreement and a distribution agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table.

                               PRINCIPAL AMOUNT
UNDERWRITERS                       OF NOTES
------------                   ----------------
Goldman, Sachs & Co. ........    $88,200,000
Muriel Siebert & Co, Inc. ...        900,000
The Williams Capital Group,
  L.P. ......................        900,000
                                 -----------
  Total......................    $90,000,000
                                 ===========

     Notes sold by the underwriters to the public will initially be offered at the original issue price set forth on the cover of this prospectus supplement. The underwriters intend to purchase the offered notes from The Goldman Sachs Group, Inc. at a purchase price equal to the original issue price less a discount of 0.250% of the principal amount of the notes. Any notes sold by the underwriters to securities dealers may be sold at a discount from the original issue price of up to 0.100% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the original issue price of up to 0.125% of the principal amount of the notes. If all of the offered notes are not sold at the original issue price, the underwriters may change the offering price and the other selling terms.

     Please note that the information about the original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the offered notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through National Association of Securities Dealers
(NASD) member broker-dealers registered with the U.S. Securities and Exchange Commission.

     None of the named underwriters is permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

     The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, whether paid to Goldman, Sachs & Co. or any other underwriter, will be approximately $75,000.

     In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus and "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                 Page
                                                 ----
The Index......................................   S-2
United States Taxation.........................   S-3
Supplemental Plan of Distribution..............   S-4

    Prospectus Supplement dated February 6, 2004

Use of Proceeds................................   S-2
Description of Notes We May Offer..............   S-3
United States Taxation.........................  S-20
Employee Retirement Income Security Act........  S-20
Supplemental Plan of Distribution..............  S-20
Validity of the Notes..........................  S-22
                     Prospectus

Available Information..........................     2
Prospectus Summary.............................     4
Ratio of Earnings to Fixed Charges.............     8
Use of Proceeds................................     8
Description of Debt Securities We May Offer....     9
Description of Warrants We May Offer...........    31
Description of Purchase Contracts We May
  Offer........................................    48
Description of Units We May Offer..............    53
Description of Preferred Stock We May Offer....    58
The Issuer Trusts..............................    66
Description of Capital Securities and Related
  Instruments..................................    69
Description of Capital Stock of The Goldman
  Sachs Group, Inc. ...........................    93
Legal Ownership and Book-Entry Issuance........    98
Considerations Relating to Securities Issued in
  Bearer Form..................................   104
Considerations Relating to Indexed
  Securities...................................   109
Considerations Relating to Securities
  Denominated or Payable in or Linked to a Non-
  U.S. Dollar Currency.........................   112
Considerations Relating to Capital
  Securities...................................   115
United States Taxation.........................   118
Plan of Distribution...........................   141
Employee Retirement Income Security Act........   144
Validity of the Securities.....................   144
Experts........................................   144
Cautionary Statement Pursuant to the Private
  Securities Litigation Reform Act of 1995.....   145

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                                  $90,000,000

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                          Medium-Term Notes, Series B
                             ----------------------

                              [GOLDMAN SACHS LOGO]

                             ----------------------
                              GOLDMAN, SACHS & CO.
                            SIEBERT CAPITAL MARKETS
                        THE WILLIAMS CAPITAL GROUP, L.P.
          ------------------------------------------------------------
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